Exhibit 99.1

NEWS RELEASE

CONTACTS:	Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Charlie Mayr
(862) 261-8030

David Belian
(862) 261-8141

Actavis Net Revenue Increases 57% to $2.01 Billion in Third Quarter 2013; Non-GAAP EPS Increases 55% to $2.09

- GAAP Earnings Per Share of $0.49 -

- 61% Increase in Adjusted EBITDA to $489 million -

- Company Updates 2013 Forecast, Provides Preliminary 2014 Outlook -

DUBLIN – October 29, 2013 – Actavis plc (NYSE: ACT) today reported net revenue increased 57 percent to $2.01 billion for Actavis, Inc.’s third quarter 2013, compared to $1.29 billion in the third quarter 2012. On a non-GAAP basis, diluted earnings per share for the third quarter 2013 were $2.09, compared to $1.35 per diluted share in the third quarter 2012, an increase of 55 percent. GAAP earnings per diluted share for the third quarter 2013 were $0.49, compared to GAAP earnings per diluted share of $0.60 in the prior year period. These reported results exclude any results from Warner Chilcott plc, which Actavis plc acquired on October 1, 2013.

For the third quarter 2013, adjusted EBITDA increased 61 percent to $489.2 million, compared to $304.6 million for the third quarter 2012. Cash flow from operations for the third quarter of 2013 was $270.8 million and cash and marketable securities were $373.5 million as of September 30, 2013.

“Double-digit revenue and earnings growth marked another exceptional quarter for Actavis, Inc., as we continue to accelerate our transformation into a global specialty pharmaceutical leader,” said Paul Bisaro, Chairman and CEO of Actavis plc.

“Strong global growth in our Actavis Pharma segment was driven by our ability to capitalize on product opportunities from our industry-leading R&D pipeline. In the U.S., we launched generic versions of Lidoderm® and Opana® ER and received FDA approval of a generic version of Lamictal® ODT. We also confirmed that we have initiated U.S. patent challenges on such important products as generic versions of Nucynta ER® and Suboxone® Sublingual Film.”

“In our Actavis Specialty Brands business, U.S. sales of key promoted products, including Generess® Fe , Rapaflo®, Crinone® and Androderm® continued to support growth. We also received approval for Levosert™ in a number of countries and successfully launched Oxytrol® OTC through our partner Merck & Co., Inc. Additionally, we announced the acquisition of worldwide rights to Palau Pharma’s albaconazole development product, an oral antifungal agent, further expanding our women’s health R&D portfolio.”

“We have moved to aggressively integrate Warner Chilcott, following the October 1 close of the acquisition and continue to anticipate more than $400 million in after-tax synergies and savings associated with the acquisition and an additional $50 million in interest rate savings as a result of the refinancing of Warner Chilcott’s term loans. We expect to finish 2013 strong with non-GAAP earning per share estimated between $9.26 and $9.39. We expect strong organic growth to continue in 2014 with our initial forecast for non-GAAP earnings between $12.25 and $13.00. We are also renewing our commitment to long-term double digit organic earnings growth from this newly expanded base.”

Third Quarter 2013 Business Segment Results

Actavis Pharma Segment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in millions)	2013	2012	2013	2012
Product sales	$1,527.2	$912.5	$4,576.8	$2,996.5
Other revenue	24.9	8.4	78.3	35.5

Net revenue	1,552.1	920.9	4,655.1	3,032.0
Operating expenses:
Cost of sales	774.3	487.5	2,413.0	1,619.1
Research and development	111.1	55.3	313.6	165.2
Selling and marketing	148.6	51.9	468.8	152.0

Segment contribution	$518.1	$326.2	$1,459.7	$1,095.7

Segment margin	33.4%	35.4%	31.4%	36.1%
Adjusted gross profit (1)	$799.7	$434.8	$2,396.8	$1,406.7
Adjusted gross margin	51.5%	47.2%	51.4%	46.6%

(1)       Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Adjustments to net revenue
Purchase accounting adjustments	$0.7	$—	$6.3	$—
Milestone related to divested products	—	—	—	(10.9)
Manufacturing and supply contract termination payment	—	—	5.0	—
Adjustments to cost of sales
Integration and restructuring	2.5	—	3.8	—
Contingent consideration fair value adjustment	1.3	—	1.3	—
Operational Excellence Initiative	17.4	1.4	44.8	4.7
Purchase accounting adjustments	—	—	93.5	—

Actavis Pharma net revenue increased 69 percent to $1.55 billion for the third quarter 2013, due to the acquisition of legacy Actavis in late 2012 and new product launches including generic versions of Suboxone® sublingual tablets and Lidoderm®, which more than offset lower sales of our authorized generic version of Concerta® as a result of expected competition. Third quarter international net revenue was $609.3 million, up 208 percent from the prior year quarter as a result of the inclusion of legacy Actavis product sales. Net revenue consists of sales of generics, legacy brands, branded generics and OTC products in the Americas (U.S., Canada and Latin America), Europe (Europe, Russia, CIS and Turkey), and the Middle East, Africa, Australia and Asia Pacific (collectively, MEAAP).

Actavis Pharma R&D investment for the third quarter 2013 increased to $111.1 million, and selling and marketing expenses for the third quarter 2013 increased to $148.6 million, primarily as a result of the addition of legacy Actavis.

Actavis Pharma’s adjusted gross margin increased to 51.5 percent in the third quarter of 2013 from 47.2 percent in the third quarter of 2012, primarily as a result of our contractual arrangement with Ortho-McNeil-Janssen for our authorized generic version of Concerta® and higher other revenue.

Specialty Brands Segment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in millions)	2013	2012	2013	2012
Product sales	$137.7	$105.2	$380.8	$299.0
Other revenue	16.1	16.1	48.5	51.2

Net revenue	153.8	121.3	429.3	350.2
Operating expenses:
Cost of sales	41.4	30.3	105.6	84.8
Research and development	47.7	57.2	112.9	115.5
Selling and marketing	46.1	40.0	136.7	130.2

Segment contribution	$18.6	$(6.2)	$74.1	$19.7

Segment margin	12.1%	(5.1)%	17.3%	5.6%
Adjusted gross profit (1)	$117.0	$91.0	$328.3	$265.4
Adjusted gross margin	76.1%	75.0%	76.5%	75.8%

(1) Adjusted gross profit represents net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Adjustments to cost of sales
Contingent consideration fair value adjustment	$4.6	$—	$4.6	$—

Actavis Specialty Brands net revenue increased 27 percent to $153.8 million in the third quarter, primarily due to higher sales of key promoted products including Generess® Fe and Rapaflo® along with sales of Oxytrol® OTC to our partner Merck & Co., Inc. that began in the second quarter of 2013.

Actavis Specialty Brands R&D investment in the third quarter was $47.7 million. The modest decrease was due to lower biosimilar development costs, primarily related to in-licensing costs in the third quarter of 2012 associated with the agreement with Synthon for a biosimilar to Herceptin®, offset by a licensing payment for albaconazole during the current year quarter. Actavis Specialty Brands selling and marketing expenses increased by $6.1 million to $46.1 million in the third quarter.

Actavis Specialty Brands adjusted segment gross margin for the third quarter 2013 was 76.1 percent, compared to 75.0 percent in the third quarter of 2012.

Distribution Segment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in millions)	2013	2012	2013	2012
Net revenue	$307.1	$243.0	$813.9	$782.5
Operating expenses:
Cost of sales	267.2	206.3	700.5	678.5
Selling and marketing	28.9	22.8	80.9	68.5

Segment contribution	$11.0	$13.9	$32.5	$35.5

Segment margin	3.6%	5.7%	4.0%	4.5%
Gross profit	$39.9	$36.7	$113.4	$104.0
Gross margin	13.0%	15.1%	13.9%	13.3%

Anda Distribution segment net revenue for the third quarter 2013 increased 26 percent to $307.1 million, compared to $243.0 million in the third quarter 2012, as a result of increased sales of brand products and higher sales to chain customers. Anda Distribution segment revenue consists only of sales of third-party products and excludes sales of Actavis’ brand and generic products.

Anda Distribution segment gross margin was 13.0 percent in the third quarter of 2013.

Other Operating Expenses

Consolidated GAAP selling, general and administrative expenses were $455.7 million in the third quarter 2013, an increase of $230.9 million from the third quarter 2012 as a result of the addition of legacy Actavis and the acquisition, integration and restructuring charges associated with the acquisitions of legacy Actavis as well as pre-close costs associated with the Warner Chilcott acquisition.

Amortization expense for the third quarter 2013 was $146.3 million, compared to $95.2 million in the third quarter of 2012.

2013 and 2014 Financial Outlook

Actavis plc estimates are based on Actavis Inc.’s and Warner Chilcott plc’s actual results and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.

Actavis’ estimates include the Warner Chilcott business as of October 1, 2013. Estimates are based on actual results for the first nine months of 2013 and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.

Actavis estimates total net revenue for 2013 will be approximately $8.6 billion.

•	Non-GAAP earnings for the fourth quarter of 2013 are expected to be between $2.95 and $3.05 per diluted share.

Based on 175 million shares outstanding as a result of additional shares issued related to the acquisition of Warner Chilcott on October 1, 2013.

•	Adjusted EBITDA for full year 2013 is expected to be between $2.22 and $2.24 billion.

•	Non-GAAP earnings for full year 2013 are expected to be between $9.26 and $9.39 per diluted share.

•	Based on 144 million shares outstanding as a result of additional shares issued related to the acquisition of Warner Chilcott on October 1, 2013.

2014 Financial Outlook

•	Based on preliminary estimates Actavis plc expects non-GAAP earnings for full year 2014 to be between $12.25 and $13.00 per diluted share.

•	Based on approximately 176 million shares outstanding as a result of additional shares issued related to the acquisition of Warner Chilcott on October 1, 2013.

Webcast and Conference Call Details

Actavis plc will host a conference call and webcast along with a slide presentation today at 8:30 a.m. Eastern Time to discuss third quarter 2013 results, the outlook for 2013 and 2014 and recent corporate developments. The dial-in number to access the call is US/Canada (877) 251-7980, International (706) 643-1573. The Conference ID is 70901052. To access the webcast and slides go to Actavis’ Investor Relations Web site at http://ir.actavis.com, or directly at http://www.videonewswire.com/event.asp?id=96663.

A replay of the conference call will also be available beginning approximately two hours after the call’s conclusion and will remain available through 12:00 midnight Eastern Time on November 12, 2013. The replay may be accessed by dialing (855) 859-2056 and entering Conference ID# 70901052. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same Conference ID#. To access the webcast and slide presentation, go to Actavis’ Investor Relations Web site at http://ir.actavis.com. A replay of the webcast will also be available.

About Actavis

Actavis plc (NYSE: ACT) is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. Actavis has global headquarters In Dublin, Ireland and U.S. Administrative Headquarters in Parsippany, New Jersey, USA.

Actavis Pharma markets generic, branded generic, legacy brands and Over-the-Counter (OTC) products in more than 60 countries. Actavis Specialty Brands is a global branded specialty pharmaceutical business focused principally in the Urology and Women’s Health therapeutic categories, as well as Gastroenterology and Dermatology. Actavis Specialty Brands also has a portfolio of five biosimilar products in development in Women’s Health and Oncology. Actavis Global Operations has more than 30 manufacturing and distribution facilities around the world, and includes Anda, Inc., a U.S. pharmaceutical product distributor.

For press release and other company information, visit Actavis’ Web site at http://www.actavis.com.

Forward-Looking Statement

Statements contained in this press release that refer to Actavis’ estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Actavis’ strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Actavis’ goals and expectations are not predictions of actual performance. Actavis’ performance, at times, will differ from its goals and expectations. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors affecting Actavis’ business. These factors include, among others, the inherent uncertainty associated with financial projections; successful integration of the Warner Chilcott acquisition and the ability to recognize the anticipated synergies and benefits of the Warner Chilcott acquisition; the difficulty of predicting the timing and outcome of pending or future litigation and government investigations and risks that an adverse outcome in such litigation or investigations could render Actavis liable for substantial damages or penalties; risks that resolution of patent infringement litigation through settlement could result in investigations or actions by private parties or government authorities or agencies; the impact of competitive products and pricing; risks related to fluctuations in foreign currency exchange rates; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance on reasonable terms; market acceptance of and continued demand for Actavis’ products; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Actavis’ facilities, products and/or businesses; changes in the laws and regulations, including Medicare, Medicaid, and similar laws in foreign countries affecting, among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Actavis, Inc.’s periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 (as revised pursuant to Actavis, Inc.’s Current Report on Form 8-K dated as of June 17, 2013, which was filed with the SEC on June 18, 2013) and Quarterly Reports on Form 10-Q for the periods ended March 31, 2013 and June 30, 2013, and Warner Chilcott’s periodic public filings with the Securities and Exchange Commission, including but not limited to Warner Chilcott’s Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013. Except as expressly required by law, Actavis disclaims any intent or obligation to update these forward-looking statements.

Trademarks noted in this press release are the property of their respective registered owners.

The following table presents Actavis Inc.’s results of operations for the three and nine months ended September 30, 2013 and 2012:

Table 1

ACTAVIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net revenues	$2,013.0	$1,285.2	$5,898.3	$4,164.7

Operating expenses:
Cost of sales (excludes amortization, presented below)	1,082.9	724.1	3,219.1	2,382.4
Research and development	158.8	112.5	426.5	280.7
Selling, general and administrative	455.7	224.8	1,330.1	747.0
Amortization	146.3	95.2	454.3	332.9
Loss on asset sales, impairments, and contingent consideration adjustments, net	13.6	39.6	816.9	119.6

Total operating expenses	1,857.3	1,196.2	6,246.9	3,862.6

Operating income (loss)	155.7	89.0	(348.6)	302.1

Non-operating income (expense):
Interest income	1.4	0.4	3.4	1.3
Interest expense	(58.1)	(19.4)	(168.7)	(62.1)
Other income (expense), net	(2.1)	41.7	22.3	(113.4)

Total other income (expense), net	(58.8)	22.7	(143.0)	(174.2)

Income (loss) before income taxes and noncontrolling interests	96.9	111.7	(491.6)	127.9
Provision (benefit) for income taxes	31.4	35.0	111.0	58.6

Net income (loss)	65.5	76.7	(602.6)	69.3
Income (loss) attributable to noncontrolling interests	(0.1)	—	(0.6)	—

Net income (loss) attributable to common shareholders	$65.6	$76.7	$(602.0)	$69.3

Earnings (loss) per share attributable to common shareholders:
Basic	$0.50	$0.61	$(4.57)	$0.55

Diluted	$0.49	$0.60	$(4.57)	$0.54

Weighted average shares outstanding:
Basic	132.5	126.0	131.7	125.7

Diluted	134.4	128.0	131.7	127.6

The following table presents Actavis, Inc.’s Condensed Consolidated Balance Sheets for the periods ending September 30, 2013 and December 31, 2012.

Table 2

ACTAVIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$368.0	$319.0
Marketable securities	5.5	9.0
Accounts receivable, net	1,366.2	1,330.9
Inventories, net	1,658.9	1,546.5
Other current assets	674.8	632.9
Property and equipment, net	1,415.5	1,485.0
Investments and other assets	177.0	153.0
Product rights and other intangibles, net	3,775.5	3,784.3
Goodwill	4,202.7	4,854.2

Total assets	$13,644.1	$14,114.8

Liabilities & Equity
Current liabilities	$2,807.2	$2,749.3
Long-term debt	5,683.3	6,257.1
Deferred income taxes and other liabilities	1,405.6	1,252.0
Total equity	3,748.0	3,856.4

Total liabilities and equity	$13,644.1	$14,114.8

The following table presents Actavis, Inc.’s Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2013 and 2012.

Table 3

ACTAVIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine Months Ended
	September 30,
	2013	2012
Cash Flows From Operating Activities:
Net income (loss)	$(602.6)	$69.3

Reconciliation to net cash provided by operating activities:
Depreciation	147.7	60.7
Amortization	454.3	333.0
Provision for inventory reserve	50.5	37.1
Share-based compensation	75.8	34.6
Deferred income tax benefit	(170.0)	(124.1)
Earnings (losses) on equity method investments	(3.3)	0.2
Goodwill impairment	647.5	—
Loss on asset sales and impairment, net	28.5	141.0
Amortization of inventory step-up	93.5	—
Loss on foreign exchange derivatives	—	90.0
Amortization of deferred financing costs	5.7	24.3
Increase (decrease) in allowance for doubtful accounts	(0.5)	2.4
Accretion of preferred stock and contingent consideration obligations	6.5	20.3
Contingent consideration fair value adjustment	156.2	(21.3)
Excess tax benefit from stock-based compensation	(69.2)	(12.6)
Other, net	2.3	2.5
Changes in assets and liabilities (net of effects of acquisitions):
Accounts receivable, net	(28.7)	265.0
Inventories	(266.5)	(4.3)
Prepaid expenses and other current assets	62.0	(19.9)
Accounts payable and accrued expenses	19.5	(303.0)
Deferred revenue	23.7	(7.7)
Income and other taxes payable	(71.9)	(143.6)
Other assets and liabilities	0.8	2.1

Total adjustments	1,164.4	376.7

Net cash provided by operating activities	561.8	446.0

Cash Flows From Investing Activities:
Additions to property and equipment	(117.4)	(93.3)
Additions to product rights and other intangibles	(5.0)	(5.9)
Proceeds from sales of property and equipment	5.9	7.7
Proceeds from sales of marketable securities and other investments	25.0	8.8
Additions to marketable securities and other investments	—	(5.3)
Acquisition of businesses, net of cash acquired	(194.6)	(383.5)

Net cash used in investing activities	(286.1)	(471.5)

Cash Flows From Financing Activities:
Proceeds from borrowings on credit facility	125.0	375.0
Debt issuance costs	(0.5)	(34.1)
Principal payments on debt	(260.6)	(201.7)
Proceeds from stock plans	44.0	17.1
Payment of contingent consideration	(3.1)	(107.2)
Repurchase of common stock	(165.4)	(15.4)
Acquisition of noncontrolling interests	(10.4)	(4.5)
Excess tax benefit from stock-based compensation	69.2	12.6

Net cash provided by (used in) financing activities	(201.8)	41.8

Effect of currency exchange rate changes on cash and cash equivalents	(24.9)	(3.6)

Net increase in cash and cash equivalents	49.0	12.7
Cash and cash equivalents at beginning of period	319.0	209.3

Cash and cash equivalents at end of period	$368.0	$222.0

The following table presents a reconciliation of reported net income and diluted earnings per share to non-GAAP net income and diluted earnings per share for the three and nine months ended September 30, 2013 and 2012:

Table 4

Actavis, Inc.

Reconciliation Table

(Unaudited; in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP to non-GAAP net income calculation
Reported GAAP net income (loss) attributable to common shareholders	$65.6	$76.7	$(602.0)	$69.3
Adjusted for:
Amortization	146.5	95.4	454.9	333.5
Global supply chain initiative(1)	18.5	1.8	50.5	6.8
Acquisition and licensing charges	83.1	5.6	380.3	216.7
Interest accretion on contingent liabilities	5.1	5.5	6.5	20.7
Non-cash impairment/asset sales	13.6	39.6	666.6	119.6
Non-recurring (gains) losses	7.7	0.1	(2.5)	(15.3)
Litigation charges	15.0	0.6	45.8	60.4
Income taxes on items above	(73.7)	(53.0)	(182.5)	(249.2)

Non-GAAP net income attributable to common shareholders	$281.4	$172.3	$817.6	$562.5

Diluted earnings (loss) per share
Diluted earnings (loss) per share - GAAP	$0.49	$0.60	$(4.57)	$0.54

Diluted earnings per share - Non-GAAP	$2.09	$1.35	$6.12	$4.41

Basic weighted average common shares outstanding	132.5	126.0	131.7	125.7
Effect of dilutive securities:
Dilutive share-based compensation arrangements	1.9	2.0	2.0	1.9

Diluted weighted average common shares outstanding	134.4	128.0	133.7	127.6

(1)	Includes accelerated depreciation charges.

The following table presents a reconciliation of reported net income for the three and nine months ended September 30, 2013 and 2012 to adjusted EBITDA:

Table 5

Actavis, Inc.

Adjusted EBITDA Reconciliation Table

(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP net income (loss) attributable to common shareholders	$65.6	$76.7	$(602.0)	$69.3
Plus:
Interest expense	58.1	19.4	168.7	62.1
Interest income	(1.4)	(0.4)	(3.4)	(1.3)
Provision (benefit) for income taxes	31.4	35.0	111.0	58.6
Depreciation (includes accelerated depreciation)	50.1	20.2	147.7	60.7
Amortization(1)	146.5	95.4	454.9	333.5

EBITDA	350.3	246.3	276.9	582.9

Adjusted for:
Global supply chain initiative	8.3	1.9	22.7	6.0
Acquisition and licensing charges	44.8	5.4	342.0	216.3
Non-cash impairment charges	13.6	39.6	666.6	119.6
Non-recurring (gains) losses	7.7	0.1	(2.5)	(15.3)
Litigation charges	15.0	0.6	45.8	60.4
Accretion (income) expense	—	—	—	0.4
Share-based compensation	49.5	10.7	75.8	34.6

Adjusted EBITDA	$489.2	$304.6	$1,427.3	$1,004.9

(1)	Includes amortization of excess purchase price on equity method investment.

The following table presents a calculation of forecasted net income for the three months ending December 31, 2013 to non-GAAP net income:

Table 6

Actavis plc

Fourth Quarter 2013 Forecast Calculation Table

(Unaudited; in millions)

	Forecast for the Three Months Ended
	Low	High
Adjusted Non-GAAP Net Income per Table 4	1,334.4	1,352.4
Less: Adjusted Non-GAAP Net Income per Table 7	817.7	817.7

Estimated 4th quarter 2013 adjusted Non-GAAP Net Income	516.7	534.7
Estimated shares outstanding	175.1	175.1

Non-GAAP diluted earnings per share	2.95	3.05

The reconciliation table is based in part on management’s estimate of non-GAAP net income for the year ending December 31, 2013. Actavis expects certain known GAAP charges for 2013. Other GAAP charges that may be excluded from non-GAAP net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2013 to non-GAAP net income and non-GAAP earnings per diluted share:

Table 7

Actavis plc

Reconciliation Table - Forecasted Non-GAAP Earnings Per Diluted Share

(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months Ending December 31, 2013
	Low	High
GAAP to Non-GAAP net income calculation
GAAP net income	$(459)	$(441)
Adjusted for:
Amortization	788	788
Global supply chain initiative	60	60
Acquisition and licensing charges	480	480
Interest accretion on contingent liability	7	7
Non-cash impairment charges and asset sales	667	667
Non-recurring (gains) losses and early retirement of debt	14	14
Legal settlements	46	46
Income taxes on items above	(269)	(269)

Adjusted Non-GAAP net income	1,334	1,352

Diluted earnings per share
Earnings per share - GAAP	$(3.22)	$(3.09)

Diluted earnings per share - Non-GAAP	$9.26	$9.39

The reconciliation table is based in part on management’s estimate of non-GAAP net income for the year ending December 31, 2013. Actavis expects certain known GAAP charges for 2013, as presented in the schedule above. Other GAAP charges that may be excluded from non-GAAP net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2013 to adjusted EBITDA:

Table 8

Actavis plc

Reconciliation Table - Forecasted Adjusted EBITDA

(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2013
	Low	High
GAAP net income	$(459)	$(441)
Plus:
Interest expense	253	253
Interest income	(5)	(5)
Provision for income taxes	150	151
Depreciation (includes accelerated depreciation)	211	211
Amortization	788	788

EBITDA	938	957

Adjusted for:
Global supply chain initiative	25	25
Acquisition and licensing charges (excluding stock compensation)	441	441
Non-cash impairment charges and asset sales	667	667
Non-recurring (gains) losses and early retirement of debt	14	14
Legal settlements	46	46
Share-based compensation	89	90

Adjusted EBITDA	$2,220	$2,240

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2013. Actavis expects certain known GAAP charges for 2013, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.

Table 9

Actavis plc

Reconciliation Table - Forecasted Non-GAAP Earnings Per Diluted Share

(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months Ending December 31, 2014
	Low	High
GAAP to Non-GAAP net income calculation
GAAP net income	$758	$890
Adjusted for:
Amortization	1,500	1,500
Global supply chain initiative	42	42
Acquisition and licensing charges	150	150
Interest accretion on contingent liability	7	7
Non-recurring (gains) losses and early retirement of debt	(52)	(52)
Income taxes on items above	(249)	(249)

Adjusted Non-GAAP net income	2,156	2,288

Diluted earnings per share
Earnings per share - GAAP	$4.33	$5.09

Diluted earnings per share - Non-GAAP	$12.25	$13.00